Exhibit 10.514

CHIRON CORPORATION.
                            , 2002

Dear Restricted Share Rights Holder:

        I am pleased to inform you that the Compensation Committee of the Board of Directors of Chiron Corporation (the "Company") recently approved an amendment to each of your outstanding restricted share rights listed on Exhibit A (the "Share Rights") to provide you with greater protection in the event of certain corporate transactions.

        The amendment is set forth in detail below. In general terms, the amendment: (i) modifies the definition of "Cause" to provide you with additional protection in the event of your termination under certain circumstances, (ii) provides that your Share Rights will automatically vest and be paid out in the event of a merger unless they are assumed by the acquiring company and (iii) provides that your Share Rights will immediately vest upon a Qualifying Termination of your employment that occurs within twenty-four (24) months after a Change in Control. (See below for definitions.)

        Accordingly, the restricted share rights letter agreement (the "Agreement) documenting your Share Rights is hereby amended to read as follows:

        Corporate Transaction

        If the Company or its stockholders enter into an agreement to dispose of all or substantially all of the assets of the Company, enter into an agreement to merge or consolidate with another entity, or enter into a plan of reorganization or liquidation, while your restricted share rights are outstanding, then each outstanding share right will become vested and paid in full, immediately before the consummation of such transaction. However, no acceleration of the vesting or payment date will occur if the agreement requires as a prerequisite to the consummation of any such transaction that each such outstanding share right will be either assumed by the successor corporation or parent thereof or be replaced with a comparable share right in the successor corporation or parent thereof.

        Qualifying Termination Following a Change in Control

        If there is a Change in Control of the Company pursuant to which the share rights continue and within twenty-four (24) calendar months thereafter there is a Qualifying Termination of your employment, then these share rights will vest and will be paid out in full.

        For this Agreement, the following definitions apply:

  a.
  "Change in Control" of the Company shall be deemed to have occurred as of the first day that any one or more of the following conditions is satisfied and regulatory approval has been granted if necessary:

  (i)
  The "beneficial ownership" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of securities representing more than thirty percent (30%) of the combined voting power of all securities of the Company is acquired, directly or indirectly, by a Person (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or an affiliate thereof, or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company); or

  (ii)
  During any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in i. above) whose election by the Board of Directors or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

    (iii)
    The stockholders of the Company approve a definitive agreement to sell or otherwise dispose of all or substantially all of its assets, or adopt a plan for liquidation, provided that such sale or liquidation has not been abandoned.

        Notwithstanding anything else contained herein (this Agreement) to the contrary, in no event shall a Change in Control be deemed to have occurred by reason of a purchase, or series of purchases of Company stock by Novartis or its successor such that the acquiring entity remains subject to the terms of that certain Governance Agreement dated as of January 5, 1995, as amended through December 9, 2000, provided the acquiring entity's Company stock holdings, direct or indirect, in the aggregate, represent less than seventy-nine and nine-tenths of a percent (79.9%) of the combined voting power of all outstanding Company securities. In addition, in no event shall a Change in Control be deemed to have occurred, with respect to you, if you are part of a purchasing group that consummates the Change-in-Control transaction. You shall be deemed "part of a purchasing group" for purposes of the preceding sentence if you are an equity participant in the purchasing company or group (except for: (i) passive ownership of less than three percent (3%) of the stock or other equity of the purchasing company; or (ii) ownership of equity participation in the purchasing company or group which is otherwise not significant, as determined prior to the Change in Control by a majority of the nonemployee continuing Directors).

  b.
  "Qualifying Termination" means: (i) an involuntary termination of your employment by the Company for reasons other than death, permanent disability, or Cause, or (ii) a voluntary termination by you for Good Reason pursuant to a written notice of termination delivered to the Company; provided that, if upon receiving such notice of termination, the Company requests that you remain an employee for a period ending no later than six (6) months following the date of the Change in Control (the "Transition Employment Period") with compensation and benefits equal to or greater than your compensation and benefits immediately before the Qualifying Termination (or, if more favorable to you, immediately before the Change in Control), you will not be deemed to have a Qualifying Termination unless you remain employed throughout the Transition Period or your employment earlier terminates due to death, disability or involuntary termination by the Corporation for reason other than Cause.

  c.
  "Cause" means: (i) your willful failure to substantially perform your duties with the Company (other than any such failure resulting from permanent disability or occurring after you have notified the Company in writing of your termination for Good Reason, but, in the latter case, only if the Company has not requested a Transition Employment Period for you), (ii) your material act of dishonesty, fraud or embezzlement against the Company, unauthorized disclosure of confidential information or trade secrets of any of the Company or an affiliate (whether or not in violation of any confidentiality agreement) or other willful conduct that is demonstrably injurious to the Company, monetarily or otherwise; or (iii) your having been convicted of a felony. No act, or failure to act, on your part will be deemed "willful" unless done, or omitted to be done, by you not in good faith and without reasonable belief that the action or omission was in the best interests of the Company.

  d.
  "Good Reason" shall mean, without your express written consent, the occurrence of any one or more of the following:

  (i)
  The assignment of you to duties materially inconsistent with your authorities, duties, responsibilities as an employee of the Company, or a material reduction in the nature or status of your authorities, duties, or responsibilities from those in effect immediately preceding the Change in Control;

    (ii)
    The Company's requiring you to be based at a location which is at least fifty (50) miles further from your current primary residence than is such residence from the Company's current headquarters, except for required travel on the Company's business to an extent substantially consistent with your business obligations as of the Effective Date;

    (iii)
    A material reduction in your Base Salary or bonus opportunity as in effect on the Effective Date of the Change in Control or as the same shall be increased from time to time;

  (iv)
  A material reduction in your level of participation in any of the Company's short- and/or long-term incentive compensation plans, or employee benefit or retirement plans, policies, practices, or arrangements in which you participate immediately preceding the Change in Control; provided, however, that reductions in the levels of participation in any such plans shall not be deemed to be "Good Reason" if your reduced level of participation in each such program remains substantially consistent with the average level of participation of other employees who have positions commensurate with your position. Long-term incentive plans shall mean the Chiron Executive Long-Term Incentive Plan, the 1991 Stock Option Plan, and any other similar plans instituted by the Company.

        However, the occurrence of an event set forth in (i) through (iv) above shall not constitute Good Reason if the Company has cured such event within fifteen (15) days of receipt of written notice from you that such event has occurred and constitutes Good Reason.

        Except for the foregoing change of the Agreement applicable to your Share Rights, no other terms or conditions of your Share Rights have been modified as a result of the amendment, and those other terms and conditions will continue in full force and effect. Please attach a copy of this letter agreement to your original Agreement so that you will have a complete record of all the terms applicable to your Share Rights.

        The amendment was effective as of February 16, 2001. We hope that you find this amendment a valuable addition to your equity package. Should you have any questions concerning the amendment, please direct them to the undersigned.

Very truly yours, Chiron Corporation

By:
Title:

EXHIBIT A

Name	Date of Grant	Total Number of Restricted Share Rights